PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	February 1, 2004	February 2, 2003

Cash flows from operating activities:
Net income (loss)	$2,142	$(8,487)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,115	22,570
Changes in assets and liabilities and other	(7,959)	(20,865)

Net cash provided by (used in)operating activities	15,298	(6,782)

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(10,740)	(9,342)
Purchases of investments, net	(91,221)	(497)
Other	638	437

Net cash used in investing activities	(101,323)	(9,402)

Cash flows from financing activities:
Repayment of long-term debt, net	(2,082)	(7,533)
Proceeds from issuance of common stock	154	77

Net cash used in financing activities	(1,928)	(7,456)

Effect of exchange rate changes on cash flows	878	1,336

Net decrease in cash and cash equivalents	(87,075)	(22,304)
Cash and cash equivalents, beginning of period	214,777	113,944

Cash and cash equivalents, end of period	$127,702	$91,640

PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)

	February 1,	November 2,
	2004	2003

Assets

Current assets:
Cash, cash equivalents and short-term
investments of $108,256 in 2004 and $17,036 in 2003	$235,958	$231,813
Accounts receivable	59,888	59,579
Inventories	13,377	14,329
Other current assets	37,167	34,161

Total current assets	346,390	339,882

Property, plant and equipment, net	386,272	387,977
Intangible assets, net	118,412	118,892
Other assets	18,566	18,789

	$869,640	$865,540

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$4,931	$5,505
Accounts payable	36,927	43,997
Other accrued liabilities	28,410	31,871

Total current liabilities	70,268	81,373

Long-term debt	367,838	368,307
Deferred income taxes and other liabilities	56,611	54,723
Minority interest	55,320	52,808

Shareholders' equity	319,603	308,329

	$869,640	$865,540